Exhibit 99.1
     VNUS Medical Technologies Appoints Peter Osborne as Chief Financial Officer
SAN JOSE, Calif. – January 18, 2008 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the appointment of Peter Osborne as Chief Financial Officer and Vice President of Finance and Administration.
Mr. Osborne joins VNUS with over 25 years of finance experience in various senior leadership roles. Mr. Osborne had served as the Company’s Interim CFO since October 1, 2007. Prior to VNUS, he held various finance leadership and management roles at Sanmina-SCI, Mercury Interactive/HP, Optillion AB, Neopolitan Networks and WorldChain. Mr. Osborne is a former audit partner of Deloitte & Touche. He is a CPA and holds a Bachelor of Commerce and BS (Honors) Operations Research degrees from the University of Cape Town, South Africa.
VNUS President and Chief Executive Officer Brian Farley stated, “Peter’s broad business experience in financial reporting, financial operations management, business process improvement combined with his experience in corporate transactions will add to the depth of our Senior Management Team as we continue the successful growth of our business.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that is often the underlying cause of painful varicose veins. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. Approximately 300,000 patients have been treated to date with VNUS Closure catheters. For more information, please visit the corporate website at www.vnus.com .
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com